Transaction Schedule
From 07-29-99 To 08-16-99

                                   Exec.
Date        Acct   Trans    Qty     Price
-------     ----   -----   ------  --------
08-11-99    bcm    buy      2,500   75.0000
08-11-99    bamco  buy     48,600   75.0000
08-16-99    bamco  buy      1,000   76.9500